AMENDMENT TO SUB-ADVISORY AGREEMENT


      This is an Amendment to the Sub-Advisory Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO") and INVESCO Asset Management Limited, a United Kingdom corporation (the "Sub-Adviser"), as of the 28th day of February, 1997 (the "Agreement").

      WHEREAS, INVESCO and the Sub-Adviser are affiliated companies; and

      WHEREAS, INVESCO desires to add additional breakpoints to the existing advisory fees that it pays to the Sub-Adviser for the management of each of the separate portfolios of investments designated as the INVESCO European Fund, the INVESCO Pacific Basin Fund and the INVESCO International Growth Fund (each a "Fund" and collectively the "Funds"), each a series of INVESCO International Funds, Inc.;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the provisions of Article III of the Agreement entitled "Compensation of the Sub-Adviser" are hereby amended to read as follows:

            For the services rendered, facilities furnished, and expenses assumed by the Sub-Adviser, INVESCO shall pay to the Sub-Adviser an annual fee, computed daily and paid as of the last day of each month, using for each daily calculation the most recently determined net asset value of each Fund, as determined by a valuation made in accordance with the Fund's procedures for calculating its net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. The advisory fee to the Sub-Adviser with respect to the INVESCO European Fund and the INVESCO Pacific Basin Fund shall be computed at the annual rate of 0.30% on the first $350 million of each Fund's average net assets, 0.26% on the next $350 million of each Fund's average net assets, 0.22% on average net assets from $700 million, 0.18% of each Fund's average net assets from $2 billion, 0.16% of each Fund's average net assets from $4 billion, 0.15% of each Fund's average net assets from $6 billion, and 0.14% of each Fund's average net assets over $8 billion.. The advisory fee to the Sub-Adviser with respect to the INVESCO International Growth Fund shall be computed at the annual rate of .40% of the first $500 million of the Fund's average net assets; 0.30% of the next $500 million of the Fund's average net assets, 0.26% of the Fund's average net assets from $1 billion, 0.18% of such Portfolio's average net assets from $2 billion, 0.16% of the Fund's average net assets from $4 billion, 0.15% of the Fund's average net assets
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      from $6  billion,  and 0.14% of the  Fund's  average  net  assets  over $8 billion. During any period when the determination of each Fund's net asset value is suspended by the Directors of the Company, the net asset value of a share of the Fund as of the last business day prior to such suspension shall, for the purpose of this Article III, be deemed to be the net asset value at the close of each succeeding business day until it is again determined. However, no such fee shall be paid to the Sub-Adviser with respect to any assets of any Fund, which may be invested in any other investment company for which the Sub-Adviser serves as investment adviser or sub-adviser. The fee provided for hereunder shall be prorated in any month in which this Agreement is not in effect for the entire month. The Sub-Adviser shall be entitled to receive fees hereunder only for such periods as the INVESCO Investment Advisory Agreement remains in effect.

   IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 13th day of May, 1999.

                                          INVESCO FUNDS GROUP, INC.


                                          By: /s/ Mark H. Williamson
                                              ----------------------
                                              Mark H. Williamson, President
Attest:

By: /s/ Glen A. Payne
    ------------------
    Glen A. Payne, Secretary

                                        INVESCO ASSET MANAGEMENT LIMITED

                                        By: /signature/
                                            --------------
                                            President
ATTEST:

/s/ Michael Benson
------------------
Secretary